Exhibit 99.4

Consent of FIG Partners, LLC

We have previously consented to the inclusion of our opinion letter dated May 11, 2018 to the Board of Directors of State Bank Financial Corporation (the “Company”) as Annex E to the joint information statement/proxy statement and prospectus which forms a part of the Registration Statement on Form S-4 (Registration No. 333-225587) of Cadence Bancorporation (“Cadence”), as filed by Cadence with the Securities and Exchange Commission (“SEC”) and declared effective as of July 24, 2018, relating to the proposed merger involving Cadence and the Company (the “Initial Registration Statement”) and to the references to such opinion and the quotation or summarization of such opinion in the Initial Registration Statement. We hereby consent to the incorporation by reference of the foregoing into the Registration Statement on Form S-4 of Cadence, as filed by Cadence with the SEC on December 28, 2018 (the “462(b) Registration Statement”) for purposes of registering additional shares of Cadence Class A common stock in connection with the transactions contemplated by the Initial Registration Statement. By giving such consents, we do not thereby admit that we are experts with respect to any part of the 462(b) Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ FIG Partners, LLC

FIG PARTNERS, LLC

December 28, 2018